UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Berry Petroleum Company

(Name of Registrant as Specified In Its Charter)

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BERRY PETROLEUM COMPANY
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2006

To the Shareholders of Berry Petroleum Company:

The Annual Meeting of Shareholders of Berry Petroleum Company (the Company) will be held at the Four Points Sheraton Hotel Bakersfield at 5101 California Avenue, Bakersfield, California on Wednesday, May 17, 2006 at 10:00 a.m. (see map on back cover) for the following purposes:

1.	To elect a board of nine Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To consider and vote upon a proposed amendment to the Company’s Restated Certificate of Incorporation increasing from 50,000,000 to 100,000,000 the number of authorized shares of Class A Common Stock, $.01 par value, and increasing from 1,500,000 to 3,000,000 the number of authorized shares of Class B Stock, $.01 par value; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 20, 2006 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY ALSO VOTE YOUR PROXY BY EITHER CALLING THE TOLL FREE NUMBER 1-866-540-5760 OR VIA THE WEB SITE http://www.proxyvoting.com/bry SHOWN ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.

April 10, 2006
Bakersfield, California

By Order of the Board of Directors

Kenneth A. Olson
Corporate Secretary

BERRY PETROLEUM COMPANY
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309

PROXY STATEMENT
April 10, 2006

This Proxy Statement is furnished by the Board of Directors of Berry Petroleum Company (respectively the Board and the Company or Berry) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 17, 2006, or at any adjournment thereof (the Annual Meeting or Meeting) pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about April 10, 2006.

VOTING SECURITIES

March 20, 2006 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of March 20, 2006 there were 21,097,288 and 898,892 shares, respectively, of Class A Common Stock (Common Stock) and Class B Stock (Class B Stock), par value $.01 per share, issued and outstanding, referred to collectively as the Capital Stock.

Berry’s Certificate of Incorporation provides that, except for proposed amendments to Berry’s Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately), the Common Stock and the Class B Stock will vote as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law. Holders of the Capital Stock are entitled to cumulative voting rights for election of Directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder’s votes as calculated above for one candidate or may distribute the votes among two or more candidates. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of Management nominees which may be elected by cumulative voting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set March 20, 2006 as the record date for the Annual Meeting. If you were the owner of Berry Capital Stock at the close of business on March 20, 2006, you may vote at the Annual Meeting. Class A Common shareholders are entitled to one vote for each share of Common Stock held on the record date and Class B shareholders are entitled to 95/100 of a vote for each share of Class B Stock held on the record date, including shares:

•	held directly in your name with our transfer agent as a “shareholder of record;” and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 5201 Truxtun Avenue, Suite 300, Bakersfield, California 93309, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of Capital Stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 21,097,288 shares of Berry Class A Common Stock and 898,892 shares of Class B Stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted your proxy card by mail or voted your proxy card by telephone or via the internet prior to the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of nine director nominees to the Board of Directors until the next Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

•	the proposed amendment to the Company’s Restated Certificate of Incorporation increasing the authorized shares of Class A Common Stock from 50,000,000 to 100,000,000 and the Class B Stock from 1,500,000 to 3,000,000 shares; and

•	Such other business as may be properly brought before the meeting or any adjournment thereof.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in accordance with the recommendations of the Board of Directors. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of our Capital Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the director nominees named in this Proxy Statement; and

•	“FOR” the proposed amendment to the Company’s Restated Certificate of Incorporation increasing the authorized shares of Class A Common Stock from 50,000,000 to 100,000,000 and the Class B Stock from 1,500,000 to 3,000,000.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nine nominees who receive the largest number of “FOR” votes cast will be elected as directors.

Approval of the proposed amendment to the Company’s Restated Certificate of Incorporation increasing the authorized shares of Class A Common Stock from 50,000,000 to 100,000,000 and the Class B Stock from 1,500,000 to 3,000,000 requires the affirmative vote of the holders of shares of Berry Capital Stock that represent a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals to be presented at the Annual Meeting and set forth in the Notice of Annual Meeting of Shareholders. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of directors. Pursuant to the rules of the New York Stock Exchange, brokers will have discretion to vote on the proposal to increase the authorized shares being presented at this meeting.

The persons named as proxies are Officers of Berry. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions given. If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

How do I vote my shares without attending the Annual Meeting?

Whether you are a “shareholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person. If you are a shareholder of record, you may vote by signing and dating your enclosed proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. You may also vote by telephone or internet by following the instructions on the enclosed proxy card.

If your shares are registered in the name of a bank or a brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms participate in the ADP Investor Communications Services online program. This program provides eligible shareholders that hold shares in “street name” the opportunity to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy materials will provide voting instructions. Eligible shareholders who elected to receive our Proxy Statement and Annual Report to Shareholders via the internet will be receiving an e-mail on or about April 12, 2006 with information explaining how to access Annual Meeting materials and instructions for voting. If you provide specific voting instructions by mail, telephone or the internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card or otherwise voting your proxy via the telephone or internet so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive or otherwise vote your proxy via the telephone or internet.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering a written notice of revocation bearing a later date than your proxy card to Berry Petroleum Company, 5201 Truxtun Avenue, Suite 300, Bakersfield, California 93309, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE VOTE YOUR PROXY VIA THE TELEPHONE OR INTERNET.

Unless otherwise directed in the accompanying Proxy, persons named therein will vote “FOR” the election of the nine Director nominees listed under the Nominees for Election section below and “FOR” the proposed amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock, $.01 par value, from 50,000,000 to 100,000,000 and increasing the number of authorized shares of Class B Stock, $.01 par value, from 1,500,000 to 3,000,000. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendations of the Board of Directors.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Berry’s Capital Stock as of March 1, 2006 by (i) each of its Directors who own Berry Capital Stock, and (ii) all Directors and Officers as a group.

		Amount and Nature of Beneficial Ownership (1)(2)(14)
Name and Address of Beneficial Owner*	Position	Shares		Percent
Martin H. Young, Jr.	Chairman of the Board and Director	45,000	(3)	**
Robert F. Heinemann	President, Chief Executive Officer and Director	53,605	(4)	**
William F. Berry	Director	1,510,722	(5)	6.9%
Joseph H. Bryant	Director	5,000	(6)	**
Ralph B. Busch, III	Director	226,584	(7)	1.0%
William E. Bush, Jr.	Director	183,323	(8)	**
Stephen L. Cropper	Director	22,500	(9)	**
J. Herbert Gaul, Jr.	Director	37,000	(10)	**
Thomas J. Jamieson	Director	70,900	(11)	**
J. Frank Keller	Director	5,000	(12)	**
All Directors and Officers as a group (20 persons)		2,556,631	(13)	11.3%

*	All Directors and beneficial owners listed above can be contacted at Berry Petroleum Company, 5201 Truxtun Avenue, Suite 300, Bakersfield, CA 93309.

**	Represents beneficial ownership of less than 1% of the Company’s outstanding Capital Stock.

(1)	Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

(2)	All shares indicated are Common Stock and percent calculations are based on total shares of Capital Stock outstanding, including the 898,892 shares of Class B Stock outstanding which can be converted, at the request of the shareholder, to Class A Common Stock.

(3)	Includes 10,000 shares held directly and 35,000 shares which Mr. Young has the right to acquire under the Company’s Equity Plans.

(4)	Includes 1,000 shares held directly, 51,250 shares which Mr. Heinemann has the right to acquire under the Company’s Equity Plans and 1,355 shares which Mr. Heinemann holds in the 401(k) Plan.

(5)	Includes 1,431,000 shares held directly and 34,722 shares held in the Berry Children’s Trust as to which Mr. Berry has voting and investment power and 45,000 shares which Mr. Berry has the right to acquire under the Company’s Equity Plans.

(6)	Includes 5,000 shares which Mr. Bryant has the right to acquire under the Company’s Equity Plans.

(7)	Includes 78,689 shares held directly, 64,020 shares held in the B Group Trust at Union Bank of California which Mr. Busch votes, 49,875 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee and 4,000 shares held in a family foundation for which Mr. Busch shares voting and investment power with his parents and siblings. Also includes 30,000 shares which Mr. Busch has the right to acquire under the Company’s Equity Plans.

(8)	Includes 173,223 shares held directly, 100 shares held in Trust for his grandchildren and 10,000 shares which Mr. Bush has the right to acquire under the Company’s Equity Plans.

(9)	Includes 2,500 shares held directly and 20,000 shares which Mr. Cropper has the right to acquire under the Company’s Equity Plans.

(10)	Includes 2,000 shares held directly and 35,000 shares which Mr. Gaul has the right to acquire under the Company’s Equity Plans.

(11)	Includes 6,000 shares held directly, 16,900 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation, and 48,000 shares which Mr. Jamieson has the right to acquire under the Company’s Equity Plans.

(12)	Includes 5,000 shares which Mr. Keller has the right to acquire under the Company’s Equity Plans.

(13)	Includes 59,788 shares held directly by Officers, 7,459 shares held indirectly by Officers in the Company’s 401(k) Plan and 329,750 shares which the Company’s Officers have the right to acquire upon the exercise of options granted under the Company’s Equity Plans.

(14)	Does not include 47,408 units in a stock account owned by the Directors which represent the economic equivalent of shares of Common Stock which have been earned by six of the Directors through the Non-Employee Directors Deferred Compensation Plan. These share equivalents are subject to Common Stock market price fluctuations and are non-voting. Stock account units owned as of March 1, 2006 were 13,915 for Mr. Young, 1,497 by Mr. Heinemann, 194 by Mr. Bryant, 6,062 by Mr. Busch, 12,004 by Mr. Gaul, and 13,736 by Mr. Jamieson.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 31, 2005, information regarding the voting securities of the Company owned beneficially, within the meaning of the rules of the Securities and Exchange Commission, by persons, other than Directors or Officers, known by the Company to own beneficially more than 5% of the indicated class:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common Stock	UnionBanCal Corporation 445 South Figueroa St., Third Floor Los Angeles, CA 90017	1,234,324	(1)	5.8%

Class A Common Stock	Winberta Holdings, Ltd. c/o Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, CA 93309	987,058	(2)	4.7%

Class B Stock	Winberta Holdings, Ltd. c/o Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, CA 93309	898,892	(2)	100%

(1)	As reflected in Schedule 13G/A, dated January 27, 2006, and filed with the Securities and Exchange Commission by UnionBanCal Corporation (Union Bank). According to the Schedule 13G/A, Union Bank is the trustee of certain trusts to which the trustors retain voting and investment power and Union Bank has shared dispositive power on the shares indicated. In addition, Union Bank has shared power to vote 6,937 shares and the sole power to vote and control the investment power on another 8,000 shares.

(2)	As reflected in Schedule 13G/A, dated February 3, 2006, and filed with the Securities and Exchange Commission by Winberta Holdings Ltd. (Winberta). According to the Schedule 13G/A, Winberta has sole voting and dispositive power on all of the shares indicated. The Class B Stock shares are convertible into Class A Common Stock at the request of Winberta. The Class A Common Stock and Class B Stock are voted as a single class, as noted on Page 1 of this Proxy Statement. Winberta’s combined shares comprise 8.6% of the total Capital Stock outstanding for the Company.

To the Company’s knowledge, the above numbers remain accurate as of March 20, 2006.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that Directors, Executive Officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of the Company’s Capital Stock and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required, the Company believes in 2005 that there was compliance with all Section 16(a) filing requirements except for Mr. Busch who filed two late Form 4s to report the sale of shares from a family trust at Union Bank for which he is not a trustee but does have an ownership interest, Mr. Crawford who filed one late Form 4 reporting the sale of shares and Mr. John Hagg, a former director, who filed two late Form 4s reporting the sale of shares.

CORPORATE GOVERNANCE AND BOARD MATTERS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election

The Company’s Directors are elected at each Annual Meeting of Shareholders. Mr. Berry has indicated his intention to retire from the Board of Directors effective as of the Annual Meeting of the Shareholders. Pursuant to the authority granted to the Board of Directors under the Company’s Certificate of Incorporation and the Bylaws, the Board of Directors has adopted a resolution that effective May 17, 2006 the number of Directors constituting the Board of Directors shall be decreased to nine. Therefore, at the Annual Meeting, nine Directors, constituting the then authorized number of Directors, will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized Directors will be elected.

The nominees for election as Directors at the Annual Meeting are set forth in the table below and are all incumbent Directors who were elected at the May 2005 Annual Meeting of Shareholders, except for Mr. Bryant who was appointed to the Board on October 1, 2005 and Mr. Keller who was appointed to the Board on February 2, 2006. The ages shown are as of December 31, 2005. Each of the nominees has consented to serve as a Director if elected. Unless authority to vote for any Director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominees. In the event that any of the nominees for Director should, before the Meeting, become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company’s existing Board of Directors, unless other directions are given in the proxies. To the best of the Company’s knowledge, all the nominees will be available to serve.

Nominee	Age	Position	Director Since
Martin H. Young, Jr.	53	Chairman of the Board and Director	1999
Robert F. Heinemann	52	President, Chief Executive Officer and Director	2002
Joseph H. Bryant	50	Director	2005
Ralph B. Busch, III	46	Director	1996
William E. Bush, Jr.	58	Director	1986
Stephen L. Cropper	55	Director	2002
J. Herbert Gaul, Jr.	62	Director	1999
Thomas J. Jamieson	62	Director	1993
J. Frank Keller	62	Director	2006

Set forth below is information concerning each of the nominee Directors of Berry.

Mr. Young was named Chairman of the Board of Directors on June 16, 2004 and is a member of the Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. (Falcon) and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc. since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. Mr. Young is also the Chairman of the Board of the Texas Mutual Insurance Company, the largest provider of workers’ compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group.

Mr. Heinemann was named the President and Chief Executive Officer on June 16, 2004 and was previously named the interim President and interim Chief Executive Officer on April 26, 2004 and the Chairman of the Board from April 1, 2004 until June 16, 2004. From December 5, 2003, to March 31, 2004, Mr. Heinemann was the Director designated to serve as the presiding Director at executive sessions of the Board in the absences of the Chairman and to act as liaison between the independent Directors and the Chief Executive Officer. From 2000 until 2002, Mr. Heinemann served as the Senior Vice President and Chief Technology Officer of Halliburton Company and as the Chairman of the Halliburton Technology Advisory Committee. He was previously with Mobil Oil Corporation (Mobil) where he served in a variety of positions for Mobil and its various affiliate companies in the energy and technical fields from 1981 to 1999, most recently as the Vice President of Mobil Technology Company and the General Manager of the Mobil Exploration and Producing Technical Center.

Mr. Bryant is a member of the Compensation Committee. Mr. Bryant is the Chairman and Chief Executive Officer of Cobalt International Energy, L.P. Mr. Bryant was the President and Chief Operating Officer for Unocal Corp. from September 2004 until September 2005 and was President of BP Angola from March 2000 until August 2004.

Mr. Busch is a member of the Compensation Committee and of the Corporate Governance and Nominating Committee. Prior to August 29, 2005, Mr. Busch also served on the Audit Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch is a cousin to William E. Bush, Jr.

Mr. Bush is the Chairman of the Corporate Governance and Nominating Committee. Mr. Bush is a marketing consultant and private investor. Mr. Bush was formerly the Plant Manager of California Planting Cotton Seed Distributors from 1987 to 2000 and served for over 27 years in various management positions with other companies. Mr. Bush became a director of Eagle Creek Mining & Drilling (Eagle Creek) in 2003 and was previously a director of Eagle Creek from 1985 to 1998. Mr. Bush is a cousin to Ralph B. Busch, III.

Mr. Cropper is the Chairman of the Audit Committee. Mr. Cropper is a consultant and private investor. Mr. Cropper retired in 1998 after 25 years with The Williams Companies, most recently serving as the President and Chief Executive Officer of Williams Energy Services, which was involved in various energy related businesses. Mr. Cropper is also a director of three public entities, Sunoco Logistics Partners LP, Rental Car Finance Corp. and NRG Energy, Inc. Mr. Cropper also serves as a Trustee for Oklahoma State University in Tulsa and is on the board of several community and industry associations.

Mr. Gaul is a member of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Prior to February 24, 2005, Mr. Gaul served as Chairman of the Corporate Governance and Nominating Committee. Mr. Gaul is a private investor. Mr. Gaul was the Chief Financial Officer for Gentek Building Products from 1995 to 1997 and served for over 25 years in senior treasury or finance positions with various other companies.

Mr. Jamieson is the Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Jamieson is the Chief Executive Officer, President, owner and founder of Jaco Oil Company since 1970. Jaco Oil Company, based in Bakersfield, California, is one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is also the owner of several private businesses involved in the petroleum, real estate and water utility industries.

Mr. Keller is a member of the Corporate Governance and Nominating Committee. Mr. Keller is a private investor. Mr. Keller recently retired from Bill Barrett Corporation where he most recently served as the Vice Chairman of the Board and Chief Operating Officer. Mr. Keller was previously a co-founder of Barrett Resources Corporation in 1981 and served as Barrett Resources’ Executive Vice President from 1983 until Barrett Resources was acquired in 2001. He has more than 25 years of experience in the oil and gas industry.

During the previous year, Mr. John A. Hagg retired from the Board on August 30, 2005, having joined the Board in 1990. Mr. William F. Berry is retiring from the Board effective May 17, 2006, having served on the Board since the formation of the Company in 1985 and having also served as a member of the board for one of the predecessor companies to Berry Petroleum Company. The Company wishes to express its gratitude to Mr. Berry and to Mr. Hagg for their respective long service on behalf of the Company.

Governance and Board Matters

Berry Petroleum Company is committed to having sound corporate governance principles. Having such principles is essential to running Berry’s business efficiently and to maintaining Berry’s integrity in the marketplace. Berry’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and other documents of interest are available at http://www.bry.com or by writing to the Company, attention Investor Relations. The contents of the Company’s website are not incorporated into this document.

Board Independence

In February 2005, the Board, upon recommendation of the Corporate Governance and Nominating Committee, adopted the following Director Independence Standards:

DIRECTOR INDEPENDENCE STANDARDS

To be considered independent for purposes of these standards, a member (Director) of the Board of Directors (Board) of Berry Petroleum Company (Company) must be affirmatively determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a Director, either directly or indirectly (such as a partner or executive officer of another entity that has a relationship with the Company). In each case, the Board shall broadly consider all relevant facts and circumstances. These determinations will be made public annually prior to the Directors standing for election to the Board. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply, among others, the following standards:

1.	In no event will a Director be considered independent if:

(i)	the Director is or has been within the last three years, employed by the Company. Employment as an interim Chairman, President, Chief Executive Officer or other Executive Officer will not disqualify a Director from being considered independent following that employment;

(ii)	an immediate family member of the Director is or has been within the last three years employed by the Company as an Executive Officer;

(iii)	the Director, or an immediate family member of the Director, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than Director’s fees and pension or other forms of deferred compensation for prior service with the Company). Compensation received by a Director for service as an interim Chairman, President, Chief Executive Officer or other Executive Officer and compensation received by a member of the Director’s immediate family for service as a non-executive employee of the Company will not be considered in determining independence under this test;

(iv)	the Director, or an immediate family member, is a current partner of a firm that is the Company’s internal or external auditor or its principal outside law firm;

(v)	the Director is a current employee of the Company’s internal or external auditor or its principal outside law firm;

(vi)	an immediate family member of the Director is currently employed by the Company’s internal or external auditor or its principal outside law firm and such family member participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(vii)	the Director or an immediate family member was, within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor or its principal outside law firm and personally worked on the Company’s audit within that time;

(viii)	the Director, or an immediate family member, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present Executive Officers, at the same time, serves or served on that company’s compensation committee; and

(ix)	the Director is a current employee, or any of the Director’s immediate family is a current executive officer, of a company (including any tax-exempt entity) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

2.	The mere ownership by a Director of equity securities of the Company shall not in and of itself be deemed to be a material relationship or transaction that would cause a Director not to be independent.

3.	To help maintain the independence of the Board, all Directors are required to deal at arm’s length with the Company and to disclose circumstances material to the Director that might be perceived as a conflict of interest.

4.	Whether Directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board. For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the Director would be independent or not, shall be made by the Directors who satisfy the independence guidelines.

The Board has determined after careful review that with the exception of Mr. Heinemann, the President and Chief Executive Officer, each of the current Directors (Mr. Joseph H. Bryant, Mr. Ralph B. Busch, III, Mr. William E. Bush, Jr., Mr. Stephen L. Cropper, Mr. J. Herbert Gaul, Jr., Mr. Thomas J. Jamieson, Mr. J. Frank Keller and Mr. Martin H. Young, Jr.) standing for re-election has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s Director Independence Standards. All Board committees are entirely comprised of independent Directors.

Committees and Meetings

The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

•	The Audit Committee

The Audit Committee of the Board of Directors consists of Messrs. Cropper, Gaul, Jamieson and Young. The Board has determined that each of Messrs. Cropper, Gaul, Jamieson and Young is an audit committee financial expert as defined in Item 401(h) of Regulation S-K and that each member of the Audit Committee is an independent director as defined in the Exchange Act. Mr. Cropper serves as the Chairman of the Committee. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to auditing performance and practices, risk management, financial and credit risks, accounting policies, internal control, internal audit practices, tax matters, financial reporting and financial disclosure practices of the Company. The Committee is responsible for reviewing and selecting the Company’s independent registered public accounting firm, reviewing the scope of the annual audit, pre-approving the nature of non-audit services, approving the fees to be paid to the independent registered public accounting firm, reviewing the performance of the Company’s independent registered public accounting firm, approving the outside accounting firms hired for special projects and internal audits and reviewing their reports, reviewing the accounting practices of the Company and other tasks as described in the Audit Committee’s Charter. The Board approved Charter of the Committee was last revised on February 24, 2005, is reviewed at least annually and is available at http://www.bry.com or by writing to the Company, attention Investor Relations. The contents of the Company’s website are not incorporated into this document.

•	The Compensation Committee

The Compensation Committee of the Board of Directors consists of Messrs. Berry, Bryant, Busch and Jamieson. Mr. Jamieson serves as Chairman of the Compensation Committee and Mr. Bryant joined the Compensation Committee as of October 1, 2005. Mr. Berry is retiring from the Board and the Compensation Committee as of May 17, 2006. The Compensation Committee is responsible for: 1) recommending to the Board of Directors total compensation for Executive Officers, including but not limited to, salaries, bonuses and all equity-based compensation, 2) in conjunction with all the independent Directors evaluating the performance of the Chief Executive Officer, 3) reviewing general plans of compensation and benefit programs for Company employees, 4) recommending Director compensation, and 5) reviewing and approving awards under Berry’s Bonus Plan (Bonus Plan). In addition, the Committee is charged with the responsibility, subject to certain authority reserved to the Board of Directors, of administering the Company’s 2005 Equity Incentive Plan and the 1994 Stock Option Plan. The Board approved Charter of the Committee was last revised on February 16, 2006 and is available at http://www.bry.com or by writing to the Company, attention Investor Relations. The contents of the Company’s website are not incorporated into this document.

•	The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors consist of Messrs. Bush, Busch, Gaul and Keller. Mr. Bush serves as Chairman of the Committee. Effective February 24, 2005, Mr. Busch was added as a member of the Corporate Governance and Nominating Committee and Mr. Keller was added as a member of the Corporate Governance and Nominating Committee on February 2, 2006. Mr. Gaul served as Chairman of the Corporate Governance and Nominating Committee prior to February 24, 2005. The Corporate Governance and Nominating Committee is responsible for the development of governance guidelines and practices for the effective operation of the Board in fulfilling its responsibilities; the review and assessment of the performance of the Board; and the nomination of prospective Directors for the Company’s Board of Directors and Board committee memberships. The Company regularly monitors developments in the areas of corporate governance. In 2005, the Committee devoted extensive time and effort to the nomination process resulting in the election of Mr. Bryant and Mr. Keller as new Directors. The Board approved Charter of the Corporate Governance and Nominating Committee was last revised on February 16, 2006 and is available at http://www.bry.com or by writing to the Company, attention Investor Relations. The contents of the Company’s website are not incorporated into this document.

During 2005, the Board of Directors held fifteen meetings, the Audit Committee held nine meetings, the Compensation Committee held four meetings and the Corporate Governance and Nominating Committee held eight meetings. The Chairman of the Board is responsible for running all meetings of the Board of Directors. All of the nominees holding office attended at least 75% of the Board meetings and meetings of committees of which they were members. Directors are encouraged to attend annual meetings. All of the Company’s then Directors were present at the annual meeting held on May 11, 2005.

Consideration of Director Nominees

Shareholder Nominees

If a shareholder wishes to recommend a nominee for the Board of Directors, the shareholder should write to the Corporate Secretary of the Company at:

Corporate Secretary
Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, CA 93309

Shareholders should specify the name and address of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

Evaluating Nominees for Director

Recommendations for open Board positions may come from a variety of sources including business contacts of current and former Directors or Officers, the use of a professional search firm selected by the Corporate Governance and Nominating Committee and shareholder nominations. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, skills and experience on the Board. Each nominee will be considered based on the need or desire to fill existing vacancies or expand the size of the Board and otherwise to select nominees that best suit the Company’s needs.

Director Qualifications

Director candidates will be evaluated based on criteria developed by the Corporate Governance and Nominating Committee from time to time for each individual vacancy. Qualifications that will be considered for all nominees include, but are not limited to:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s personal and professional experiences and expertise;

•	the prospective nominee’s standards of integrity, commitment, independence of thought and judgment and avoidance of conflicts of interest; and

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties.

Additional Information Concerning Directors

Effective January 1, 2005, non-employee Directors are paid a quarterly fee of $7,500, plus $1,200 per day for each Board meeting day attended and $1,200 per day for each committee meeting attended which is not held on the same day as the Board meeting. As of January 1, 2005, the Audit Committee Chairman receives an additional $2,500 per quarter and the Chairmen of the Compensation and Corporate Governance and Nominating Committees each receive an additional $750 per quarter. Effective January 1, 2006, the Chairman of the Board receives an annual Director’s fee of $125,000 payable quarterly in addition to the meeting fees that are paid to other non-employee Directors. From January 1, 2005 to December 31, 2005, the Chairman of the Board received an annual Director’s fee of $140,000, which included an extra $40,000 approved by the Board of Directors for Mr. Young’s substantial commitment of time and resources to the Company in 2005, with no additional meeting fees as paid to other non-employee Directors. From January 2004 to December 2004, the quarterly fee for Directors was $5,750 and meeting fees were $1,100 with the Chairman of the Audit Committee receiving an additional $2,500 per quarter. Effective April 1, 2004, the Chairman of the Board position was compensated at the annual rate of $125,000 payable monthly with no additional compensation for the meeting fees that are paid to other non-employee Directors, however, on April 26, 2004, Mr. Heinemann was named the interim President and interim Chief Executive Officer and received no further compensation as a Director or as Chairman of the Board. From June 16, 2004 until December 31, 2004, the Chairman of the Board was compensated with an annual Director’s fee of $75,000 payable monthly with no additional compensation for the meeting fees that are paid to other non-employee Directors. The Company reimburses all Directors for their reasonable expenses in connection with their activities as Directors of the Company. Non-employee Directors can elect to have their quarterly and meeting fees paid in cash, or defer payment until their resignation from the Board of Directors in an interest account or to a stock unit account which mirrors the Company’s Common Stock under deferral provisions of the Non-Employee Directors Deferred Compensation Plan. Mr. Young has elected to have all of his compensation paid in Company stock under the Non-Employee Directors Deferred Compensation Plan as have several of the Company’s other Directors.

The Company’s 1994 Stock Option Plan, which expired on December 2, 2004, provided for a formula grant of 5,000 options annually to each non-employee Director holding office on December 2nd of each year. The 2005 Equity Incentive Plan which was approved by shareholders in May 2005 allows for equity grants to Directors as recommended by the Compensation Committee and approved by the Board of Directors. Under the 2005 Equity Incentive Plan 5,000 options were granted to the non-employee Directors on December 15, 2005. The Option grants to non-employee Directors consisted of 5,000 options on December 15, 2005 at $61.29, 5,000 options on December 2, 2004 at $43.54 and 5,000 options on December 2, 2003 at $19.22. The exercise price of the options is the closing price of Berry Petroleum Company Class A Common Stock as reported by the New York Stock Exchange for the date of grant. The maximum option exercise period is ten years from the date of the grant. The options issued to the Directors vest immediately.

Communications with the Board

Individuals may communicate with the Board by writing to:

Board of Directors
Berry Petroleum Company
5201 Truxtun Avenue
Suite 300
Bakersfield, CA 93309

Communications that are intended specifically for the independent Directors should be sent to the address above to the attention of the Chairman of the Board. Company personnel designated by the Company will review and create a log of all such correspondence that, in the opinion of the Company, deals with the functions of the Board or committees thereof. The Chairman of the Board periodically reviews the log of all such correspondence received by the Company and determines which items to bring to the attention of the full Board or to any particular Committee of the Board.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the Audit Committee, the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the reports or the performance graph by reference therein.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors consists of Messrs. Cropper, Gaul, Jamieson, and Young. The Board has determined that each of Messrs. Cropper, Gaul, Jamieson and Young is an audit committee financial expert as defined in Item 401(h) of Regulation S-K and that each member of the Audit Committee is an independent director as defined in the Exchange Act. Mr. Cropper serves as the Chairman of the Committee. Mr. Busch, an independent Director, joined the Audit Committee on February 24, 2005 and served until his appointment to the Corporate Governance and Nominating Committee on August 29, 2005. In 2005, the Audit Committee met nine times. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to auditing performance and practices, risk management, financial and credit risks, accounting policies, internal control, internal audit practices, tax matters, financial reporting and financial disclosure practices of the Company. The Committee is responsible for: 1) reviewing and selecting the Company’s independent registered public accounting firm, 2) reviewing the scope of the annual audit, 3) pre-approving the nature of non-audit services, 4) approving the fees to be paid to the independent registered public accounting firm, 5) reviewing the performance of the Company’s independent registered public accounting firm, 6) approving the outside accounting firms hired for special projects and internal audits and reviewing their reports, 7) reviewing the accounting practices of the Company and 8) other tasks as described in the Audit Committee’s Charter, which is available at http://www.bry.com or by writing to the Company, attention Investor Relations.

We have reviewed and discussed with Management the Company’s audited financial statements as of, and for the year ended December 31, 2005.

We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PwC required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with PwC the auditors’ independence. The Audit Committee has reviewed the services provided by PwC and has specifically pre-approved all services performed by the auditor and determined that all fees billed by PwC for non-audit services are compatible with maintaining the auditor’s independence. PwC representatives do meet with and directly report to the Audit Committee.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

March 7, 2006	Stephen L. Cropper (Chairman)	J. Herbert Gaul, Jr.
	Thomas J. Jamieson	Martin H. Young, Jr.

Report of the Compensation Committee of the Board of Directors

Executive Compensation

The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal 2005.

As of October 1, 2005, the Compensation Committee of the Board of Directors consists of Messrs. Berry, Bryant, Busch, and Jamieson. Mr. Jamieson has served as Chairman of the Committee since May 12, 2005. Mr. Bryant was added to the Committee effective October 1, 2005. From February 25, 2005, until August 30, 2005, the Compensation Committee of the Board of Directors consisted of Messrs. Berry, Hagg and Jamieson with Mr. Hagg serving as Chairman of the Committee from February 25, 2005 until May 12, 2005. This is the Report of the current Compensation Committee reflecting its philosophy and actions during 2005. All members of the Committee have been determined to be independent by the Board of Directors. The Committee is committed to a strong link between business performance and the attainment of strategic goals. The overall compensation and benefit programs are also reviewed taking into consideration the competitive employment environment. The specific duties and responsibilities of the Committee are described in the Charter of the Committee which is available on the Company’s website at http://www.bry.com or by writing to the Company, attention Investor Relations.

In carrying out its responsibilities, the Committee is authorized to engage outside advisors as the Committee deems appropriate and does so periodically.

The Company’s compensation policy is designed to support the overall objective of maximizing the return to Berry’s shareholders by:

—	Attracting, developing, rewarding, and retaining highly qualified and productive individuals.

—	Directly aligning compensation to both Company and individual performance.

—	Ensuring compensation levels that are externally competitive and internally equitable.

—	Encouraging executive stock ownership to enhance a mutuality of interest with the Company’s shareholders.

It is the Committee’s practice to provide incentives that promote both short term and long term financial objectives of the Company and are appropriate to the nature of the assets of the Company. Base salary and short term incentive plan compensation are designed to reward achievement of short term objectives while the long term incentive plan compensation is intended to encourage employees, particularly executives, to focus on the long term goals of the Company.

During 2005, the Committee met four times. The Committee engaged the services of an independent compensation consultant who met with the Chairman several times and produced for the Committee a compensation study providing competitive data for companies deemed comparable to the Company as well as providing information on different structures for Executive Officer and Director compensation. The companies deemed comparable to the Company for this purpose are also shown as the peer group on the Performance Graph in this Proxy Statement. In addition, the Company subscribed to several industry services providing competitive salary and benefit information for a variety of positions and keyed to the geographic areas in which the Company conducts its business.

The following is a description of the elements of executive compensation and how each relates to the objectives and policy outlined above.

Base Salary

The Committee reviews each Executive Officer and certain other Management employees’ salaries annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, the Company strives to set executives’ salaries at or close to competitive market levels.

Short Term Incentive Plan Compensation

Under the auspices of the Compensation Committee and the Board of Directors, the Company developed an Incentive Compensation Plan that was implemented in 2005. All full time employees are included in the plan for compensation purposes. This new incentive plan is based on individual performance and Companywide and regional performance metrics which include targets for: 1) production, 2) reserve additions, 3) operating costs, 4) finding and development costs, 5) net income and 6) environmental, health and safety results. The plan is intended to align employee incentives to achievement of the Company’s strategic plans. Total payout under this plan is limited to approximately 3.5% of the Company’s annual net income. The amount an individual may earn is directly dependent upon the individual’s performance, position, responsibility, and ability to impact the Company’s operating and/or financial success. External market data is reviewed periodically to determine the competitiveness of the Company’s incentive programs.

Prior to 2005 cash bonuses to executives and other employees to recognize and reward Company and individual performance were awarded under the Short Term Incentive Plan (the Bonus Plan). Subject to the Board’s discretion to vary the targets, the Bonus Plan was restructured in 2001 to focus on three specific Company targets, those being: 1) production volume, 2) reserve replacement and 3) non-steam operating costs. Based on the Company’s net income, the Bonus Plan dedicated an annual incentive fund for eligible employees involved in decision-making roles which affected the Company’s business performance and the attainment of established strategic goals. Bonuses were also awarded at the discretion of the Chief Executive Officer to other employees whose efforts and performance were judged to be exceptional.

The Company anticipates that future annual bonuses, if any, will be determined at year end. Cash bonuses paid in 2005, 2004 and 2003 were $1,488,000, $996,000 and $465,000, respectively. Cash bonuses of $2,896,000 were approved in December 2005, subject to adjustment based on full year 2005 results, and paid in January 2006 under the Incentive Compensation Plan outlined above. The change in 2005 to include virtually all employees in the short term incentive program, combined with the significant increase in the number of employees and the substantial increase in the growth and profitability of the Company, resulted in the increases in the bonuses paid in 2005 and 2006.

Long Term Incentive Plan Compensation

Commencing in 1994, long term incentive was issued pursuant to the terms of the 1994 Non-Statutory Stock Option Plan which expired as of December 2, 2004 (1994 Plan). In May 2005, the shareholders approved the Berry Petroleum Company 2005 Equity Incentive Plan (2005 Plan). The 2005 Plan and the 1994 Plan are collectively referred to as the Equity Plans.

The purpose of these plans is to provide meaningful incentives to employees to: 1) be focused on the long-term goal of maximizing shareholder value, 2) encourage Management to own and hold the Company’s stock, 3) tie Management and employee’s long-term economic interests directly to those of the Company’s shareholders, and 4) recruit and retain highly qualified and productive individuals.

While the Compensation Committee maintains substantial flexibility in the operation of the Equity Plans, the 2005 Plan contains the ability to link the quantity of options and other equity awards allowable for grant to the Company’s performance measured in comparison to a select peer group of other U.S. based exploration and production companies. The Equity Plans utilize vesting periods to encourage key employees to continue in the employment of the Company. All equity awards, which have an exercise price, are granted at market value on the date of grant. Restricted stock units (RSU) are awarded at market but do not have an exercise price that must be paid to exercise the RSU. The Compensation Committee is charged with the responsibility for administering the Equity Plans. The Compensation Committee is also charged with the responsibility, subject in certain circumstances to approval by the independent Directors of the entire Board, for awarding equity grants, including non-statutory stock options, RSUs and other types of awards allowed under the 2005 Plan.

Under the Equity Plans, options granted in 2005, 2004, and 2003 to employees were 259,463, 527,750 and 366,500, respectively. In addition, under the 2005 Plan 70,950 RSUs were awarded to employees in 2005.

401 (k) Excess Company Match

As described otherwise in this Proxy Statement, the Company maintains a 401 (k) Plan with the Company matching a certain portion of employee’s contributions. All employees of the Company are encouraged to participate. The Chief Executive Officer and other executives participate in the same manner as all other employees, however, under Internal Revenue Code (IRC) limitations, the amount that the executives can contribute (and therefore the corresponding Company match) is limited such that the executives do not necessarily receive the same proportionate benefit as all other employees. The Company has provided that the difference between what the executives would otherwise receive as a contribution into the Plan based on their eligible 401(k) compensation and the limit on that contribution should be paid to the executives as additional compensation each year. For 2005, the total amount paid in January 2006 for the excess Company match to the executives who were subject to the cap was $20,904.

Executive Life Insurance Policies

Since 1984, the Company had provided its senior executives with a form of executive life insurance and since 1992 the Company had provided split dollar life insurance for the senior executives. Under the commonly used methodology for payment of premiums, it could have been deemed that some of the premium paid by the Company would have been considered a loan to the executive. Pending clarification and interpretation of the rules of the Internal Revenue Service and the Securities and Exchange Commission relative to the interpretation of this program, in 2003 and 2004, the Company changed its program such that these executive employees were charged with paying their own policy premiums. In March 2005, the previous split dollar life insurance policies were terminated and new executive life insurance policies were purchased. In 2005, the Company incurred expenses of $66,600 for the executive group subject to this benefit.

Other Benefits

The Executive Officers are entitled to the same benefits coverage as all other employees such as health insurance, 125 Cafeteria Plan, reimbursement of ordinary and reasonable business expenses, and the like with the exception that certain of the executives receive a monthly automobile allowance. In 2005, the total amount the Company paid for automobile allowances for all executives was $49,650.

Commencing in December 2005, the Company approved for certain senior executives an amount toward assisting those executives with financial planning services. The allowed amount is $7,500 for Mr. Heinemann, $5,000 for each Executive Vice President and $2,500 for each Vice President. No payments have been made toward these services as of March 1, 2006.

The Company does not currently offer any deferred compensation program or supplemental executive retirement plan for or to its senior executives, although the Company is considering such a program in the future.

Chief Executive Officer

The Committee believes Mr. Heinemann has done an outstanding job of leading and managing the Company during a rapidly-changing period for the Company. In 2004, Mr. Heinemann, as interim Chief Executive Officer, was able to lead the Company without significant disruption in its business. Ultimately, Mr. Heinemann and the Board agreed to his being named permanent President and Chief Executive Officer thereby affording the Company minimal disruption and the services of a person already familiar with the Company and with an extensive industry background and, in particular, technical skills, knowledge and experience. In 2005, Mr. Heinemann has done an excellent job of continuing the momentum of the Company through: 1) management of the Company’s growth in production and reserves and corresponding growth of the Company’s operations, 2) the accomplishment of one of its key strategic goals of diversifying into additional core areas outside of California and specifically in the Rocky Mountains and Mid-Continent Region and in natural gas production through the culmination of several joint venture arrangements with industry partners in the Uinta Basin area, the acquisition of production in the Tri-State Niobrara Basin and other acquisitions within the same areas, building on the Company’s core properties, and 3) ongoing expanded technical enhancement of the core California operations.

Upon Mr. Heinemann’s appointment as full time President and Chief Executive Officer, the Company and Mr. Heinemann entered into a written Employment Agreement which provides for a Base Salary of $375,000 and specifies Mr. Heinemann’s eligibility for discretionary annual bonuses. The term of the Agreement is three years unless earlier terminated pursuant to its terms. In the event of a termination without cause, the Company shall pay Mr. Heinemann the lesser of two (2) years of his Base Salary or the Base Salary for the remainder of the term of the Agreement, provided that if the Company terminates the Agreement without cause in the third year of the term, the payment shall be one (1) year of Base Salary. In addition, the Company and Mr. Heinemann entered into a Salary Continuation Agreement payable upon a change of control comparable to that afforded to other senior executives pursuant to which the payment owed would be two times the total of Mr. Heinemann’s then regular Base Salary and an amount equal to the average of his discretionary bonus received for the two fiscal years immediately prior to the change of control. Mr. Heinemann’s Employment Agreement and Salary Continuation Agreement were filed as an exhibit to the Company’s Form 10-Q filed with the SEC on August 9, 2004. The Committee is evaluating revising the employment contracts of Mr. Heinemann and anticipates amended agreements will be entered into this calendar year. In 2004, Mr. Heinemann received a signing bonus of $300,000 as well as a stock option grant of 100,000 stock options as an inducement for Mr. Heinemann to accept the position and in recognition of his foregoing other business opportunities.

Mr. Heinemann continues to maintain his residence in Texas, traveling frequently to the Company headquarters in California and to the Denver regional office, as well as frequent meetings in other locales on Company business. The Company pays for Mr. Heinemann’s travel expenses and other appropriate business expenses. Mr. Heinemann does not receive an auto allowance as do other executives. Mr. Heinemann’s compensation incentives are primarily derived from the Bonus Plan and the 2005 Plan. The ultimate value of the stock options and restricted stock units received and other equity incentives that may be granted in the future are directly related to the Company’s current and future stock performance. In recognition of his and the Company’s performance in 2005, in 2006, Mr. Heinemann was paid a cash bonus of $500,000, his annual salary was increased to $500,000 and on December 15, 2005 he was awarded 75,000 stock options and 10,000 restricted stock units each vesting 25% per year over four years.

For the period of April 1, 2004 to April 26, 2004, Mr. Heinemann served as Chairman of the Board for which he was paid an annual Director’s fee at the rate of $125,000 with no additional compensation for the meeting or quarterly fees that are paid to other non-employee Directors. Effective April 26, 2004 until June 16, 2004, Mr. Heinemann’s compensation as interim President and interim Chief Executive Officer was equal to an annual salary of $375,000 paid in the same manner as paid to all other employees with no additional compensation for the meeting or quarterly fees that are paid to non-employee Directors.

When the Committee considers any component of the Chief Executive Officer’s total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains and value of restricted stock unit awards are considered. As part of its decision making, the Committee does consider the relationship between each management level of compensation within the Company as it relates to other management levels.

Compliance with Section 162(m) of the Internal Revenue Code

The Company’s policy with respect to compensation paid to its Executive Officers is, to the extent possible, to deduct compensation that qualifies under Section 162(m) of the IRC, as amended, as an expense. Section 162(m) of the IRC and related Treasury Department regulations restrict deductibility of executive compensation paid to the Company’s Chief Executive Officer and each of the four other most highly compensated Executive Officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such Officers in any year and does not qualify for an exception under the statute or regulations. The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of either the Committee or the Company. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Committee’s guiding principles. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of its factors in determining compensation, has not and will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

Compensation Committee of the Board of Directors

As of March 7, 2006	Thomas J. Jamieson (Chairman)	William F. Berry
	Joseph H. Bryant	Ralph B. Busch, III

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

The following table discloses compensation for fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 received by the Company’s President and Chief Executive Officer and each of the Company’s four other most highly compensated Executive Officers.

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Unit Awards ($)(2)	Number of Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Robert F. Heinemann	2005	$380,000	$500,000	$612,900	75,000	$18,583
President and	2004	$224,743	$200,000	$—	165,000	$337,708
Chief Executive Officer	2003	$—	$—	$—	—	$—

Ralph J. Goehring	2005	$225,000	$185,500	$306,450	20,000	$40,798
Executive Vice President	2004	$220,000	$130,000	$—	35,000	$22,178
and Chief Financial Officer	2003	$210,000	$65,000	$—	30,000	$26,412

Michael Duginski	2005	$215,000	$212,000	$306,450	25,000	$38,846
Executive Vice President	2004	$210,000	$100,000	$—	35,000	$25,610
of Corporate Development	2003	$190,000	$75,000	$—	30,000	$20,209
and California

Logan Magruder (7)	2005	$215,000	$212,000	$306,450	25,000	$38,646
Executive Vice President	2004	$210,000	$100,000	$—	35,000	$452,002
of Rocky Mountain and	2003	$61,107	$50,000	$—	60,000	$—
Mid-Continent Region

George T. Crawford	2005	$182,500	$96,300	$153,225	10,000	$35,225
Vice President of	2004	$170,000	$50,000	$—	20,000	$24,017
California Production	2003	$160,000	$25,000	$—	20,000	$22,475

(1)	Cash bonuses shown for the three years shown were generally declared in December of that year and paid in January of the following year.

(2)	The dollar amount shown equals the number of shares of restricted stock units awarded multiplied by the stock price on the grant date. The valuation does not take into account any diminution in value attributable to the four year vesting restrictions placed on the awards. The quantity of the restricted stock units awarded in 2005 was: Mr. Heinemann, 10,000; Mr. Goehring, 5,000; Mr. Duginski, 5,000; Mr. Magruder, 5,000; and Mr. Crawford, 2,500.

(3)	Based on the Black-Scholes option pricing model, the weighted average fair value of options at the date of grant for the named Executive Officers in 2005 was: Mr. Heinemann, $1,548,750; Mr. Goehring, $413,000; Mr. Duginski, $516,250; Mr. Magruder, $516,250; and Mr. Crawford, $206,500.

(4)	Includes all other compensation as disclosed in the following table.

	All Other Compensation
Name and Principal Position	Year	Company Matching Contributions to 401(k) Plan ($)	Executive Life Insurance Related Compensation ($)	Company Auto Allowance ($)	401(k) Excess Company Matching Paid in 2005 ($)(5)	Other Compensation ($)(6)
Robert F. Heinemann	2005	$18,583	$—	$—	$—	$—
President and	2004	$5,625	$—	$—	$—	$332,083
Chief Executive Officer	2003	$—	$—	$—	$—	$—

Ralph J. Goehring	2005	$17,071	$11,250	$9,000	$3,477	$—
Executive Vice President	2004	$16,664	$639	$4,875	$—	$—
and Chief Financial Officer	2003	$13,837	$11,575	$1,000	$—	$—

Michael Duginski	2005	$18,721	$10,750	$9,000	$375	$—
Executive Vice President	2004	$18,275	$210	$7,125	$—	$—
of Corporate Development	2003	$13,617	$5,592	$1,000	$—	$—
and California

Logan Magruder (7)	2005	$18,896	$10,750	$9,000	$—	$—
Executive Vice President	2004	$15,575	$—	$7,125	$—	$429,302
of Rocky Mountain and	2003	$—	$—	$—	$—	$—
Mid-Continent Region

George T. Crawford	2005	$14,439	$9,125	$11,400	$261	$—
Vice President of	2004	$15,040	$427	$8,550	$—	$—
California Production	2003	$11,467	$7,628	$3,380	$—	$—

(5)	These amounts represent the amount of the Company’s matching contribution to the 401(k) Plan that can not be contributed on behalf of the Executive Officers to the 401(k) Plan due to IRC limitations of compensation or plan contribution limits. These amounts are paid as additional compensation in the year following the year earned.

(6)	Mr. Heinemann’s compensation for 2004 includes a $300,000 signing bonus upon his acceptance of the full time position of President and Chief Executive Officer paid in June of 2004 and $32,083 paid to Mr. Heinemann for his services as a Director and Chairman of the Board prior to becoming an employee. Mr. Magruder’s compensation for 2003 includes $300,000 paid on September 5, 2003 as a success fee upon the Company’s purchase of the Brundage Canyon property and $129,302 which he received as consulting fees prior to his employment with the Company which occurred on August 29, 2003.

(7)	On March 23, 2006, Mr. Magruder submitted his resignation as an Officer and employee of the Company.

OPTION GRANTS IN 2005

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2005(2)	Exercise Price per Share	Expiration Date	Hypothetical Value at Grant Date (3)
Mr. Heinemann	75,000	29%	$61.29	Dec.15, 2015	$1,548,750
Mr. Goehring	20,000	8%	$61.29	Dec.15, 2015	$413,000
Mr. Duginski	25,000	10%	$61.29	Dec.15, 2015	$516,250
Mr. Magruder*	25,000	10%	$61.29	Dec.15, 2015	$516,250
Mr. Crawford	10,000	4%	$61.29	Dec.15, 2015	$206,500

(1)	Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date and all grants were at market value on the grant dates. Effective January 1, 2004, the Company voluntarily adopted the fair value method of accounting as prescribed by SFAS 123, Accounting for Stock-Based Compensation.

(2)	In 2005, the Company granted 259,463 Options to employees.

(3)	The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on historical exercise behavior and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on U.S. Treasury rates in effect at the time of grant.

2005
Expected Volatility	28% – 32%
Weighted-average volatility	32%
Expected dividends	.92% – 1.3%
Expected term (in years)	4 – 5
Risk-free rate	3.8% – 4.4%

AGGREGATED OPTION EXERCISES IN 2005
AND DECEMBER 31, 2005 OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12-31-2005		Value of Unexercised In-the- Money Options at 12-31-2005 (A)
Name	Shares Acquired on Exercise(B)	Value Realized(C)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Heinemann	—	$—	51,250	198,750	$1,334,600	$2,818,200
Mr. Goehring	31,698	$3,198,938	65,000	65,000	$2,366,625	$1,080,075
Mr. Duginski	4,902	$478,900	35,000	80,000	$1,139,625	$1,503,175
Mr. Magruder*	—	$—	38,750	81,250	$1,329,850	$1,575,550
Mr. Crawford	—	$—	76,250	38,750	$2,995,925	$735,825

(A)	The December 30, 2005 New York Stock Exchange closing price of $57.20, the last trading day of the year, was used to value options.

(B)	The shares acquired are the number of shares issued after taxes are withheld on the value realized.

(C)	The value realized is the gross amount of gain realized upon exercise of the holder’s options.

*	On March 23, 2006, Mr. Magruder submitted his resignation as an Officer and employee of the Company.

TABLE OF EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2005
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2) (c)
Equity compensation plans approved by security holders	1,625,763	$33.52	1,080,187

Equity compensation plans not approved by security holders	-0-	N/A	-0-

Total	1,625,763	$33.52	1,080,187

(1)	Does not include 61,319 shares earned and reserved for issuance from the Non-Employee Directors Deferred Compensation Plan for past compensation deferred.

(2)	Does not include 183,768 shares available and reserved for future issuance from the Non-Employee Directors Deferred Compensation Plan in lieu of future compensation deferred by the Directors.

Severance Agreements

The Company has entered into salary continuation agreements with Mr. Heinemann, Mr. Goehring, Mr. Duginski, Mr. Magruder and Mr. Crawford which guarantees their salary and bonus, as defined, will be paid in one lump sum based on two years of compensation for Mr. Heinemann and based on one year of compensation for Mr. Goehring, Mr. Duginski, Mr. Magruder and Mr. Crawford following a sale of all or substantially all of the assets of Berry or a merger or other reorganization between Berry and a non-affiliate which results in a change of ownership or operating control (a Change of Control). Salary continuation agreements for certain other executives provide for the payment of one year of salary and bonus or six months of salary upon a termination of employment in connection with a Change of Control.

Life Insurance Coverage

The Company provides certain individuals who are Officers with life insurance coverage in addition to that available to employees under the Company’s group-term life insurance plan. The amount of this life insurance coverage during 2005 was $0 for Mr. Heinemann, $675,000 for Mr. Goehring, $645,000 for Mr. Duginski, $556,200 for Mr. Magruder, and $547,500 for Mr. Crawford. The cost to the Company for the executive life policies in 2005 was $66,600. In early 2006, policies were added for Mr. Heinemann and two other Officers not previously covered by these policies.

PERFORMANCE GRAPH

The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Total returns assume $100 invested on December 31, 2000 in shares of Berry Petroleum Company, the Dow Jones US Exploration & Production Index, the Russell 2000, the Standard & Poors 500 Index (S&P 500) and a Peer Group assuming reinvestment of dividends for each measurement period. In 2006, the Company added the Peer Group, which contains 10 companies, and believes it is a good comparison index for the Company’s proxy graph based on the similar industry products and market capitalization. The Company intends to discontinue the use of the Dow Jones US Exploration & Production Index after this year’s Proxy Statement. The information shown is historical and is not necessarily indicative of future performance. The ten companies which make up the Peer Group are as follows: Bill Barrett Corporation (publicly traded since December 10, 2004), Cabot Corporation,

Cimarex Energy Co. (publicly traded since September 30, 2002), Comstock Resources Inc., Denbury Resources Inc., Encore Acquisition Company (publicly traded since March 9, 2001), Energy Partners Limited, Range Petroleum Corporation, St. Mary Land & Exploration Company and Whiting Petroleum Corporation (publicly traded since November 20, 2003).

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
BERRY PETROLEUM COMPANY	100.00	120.64	134.27	163.83	392.38	475.23
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
RUSSELL 2000	100.00	102.49	81.49	120.00	142.00	148.46
DOW JONES US EXPLORATION & PRODUCTION	100.00	91.81	93.80	122.93	174.41	288.33
PEER GROUP	100.00	65.70	82.19	113.11	175.64	258.36

Fees to Independent Registered Public Accounting Firm for 2005 and 2004

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (PwC) for the audit of the Company’s annual financial statements for 2005 and 2004 and also includes fees billed for audit-related services, tax services and all other services rendered by PwC for 2004 and 2003 (in thousands):

	2005	2004
Audit	$909	$937
Audit Related	102	142
Tax	100	18

Audit — This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-K annual report and Form 10-Q quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings and submittals or engagements for those years. Also includes attestation services required by statute or regulation including, without limitation, the report on the Company’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related — This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not included above under Audit.

Tax — This category consists of professional services rendered by PwC, primarily in connection with the Company’s tax compliance, including tax return assistance and technical advice related to the preparation of tax returns, various tax issues and tax planning.

PwC did not provide any financial information systems design or implementation services during 2005 or 2004.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Eagle Creek Mining & Drilling, Inc.

Eagle Creek Mining & Drilling, Inc. (Eagle Creek), a California corporation, was a wholly-owned subsidiary of the Company’s predecessor, Berry Holding Company, until it was spun off to the majority shareholders of the predecessor in 1984. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company (S&D), a California partnership. S&D, a retail distributor of oilfield parts and supplies, is now a division of Eagle Creek. The five-year contract whereby the Company purchased oilfield parts and supplies from S&D at competitive prices expired November 30, 1999 and was not renewed. Even though the contract expired, based on competitive pricing, the Company continues to purchase oilfield parts and supplies from S&D. The amounts paid to S&D in 2005, 2004 and 2003 were $890,919, $635,552 and $352,873, respectively. Mr. Bush is a director of Eagle Creek and collectively Mr. Bush and his immediate family, Mr. Busch and his immediate family and Mr. Berry and his immediate family own more than 10% but less than 30% of the stock of Eagle Creek.

Victory Settlement Trust

In connection with the reorganization of the Company in 1985, a shareholder of Berry Holding Company (BHC), Victory Oil Company (Victory), a California partnership, brought suit against Berry Holding Company (one of Berry’s predecessor companies prior to the reorganization in 1985) and all of its Directors and Officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory’s shares of BHC stock were converted into shares of Berry Common Stock representing approximately 9.7% of the shares of Berry Common Stock outstanding immediately subsequent to the reorganization. In 1986, Berry and Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the Settlement Agreement).

The Settlement Agreement provided for the exchange (and retirement) of all shares of Common Stock of Berry held by Victory and certain of its affiliates for certain assets (the Settlement Assets) conveyed by Berry to Victory. The Settlement Assets consisted of (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property (Maxwell Royalty) and (ii) a parcel of real property in Napa, California.

The shares of BHC originally acquired by Victory and the shares of Berry Common Stock issued to Victory in exchange for the BHC Stock in the reorganization (the Victory Shares) were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of Berry’s predecessor companies. The legend enforces an Equitable Charge (the Equitable Charge) which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the B Group).

As a result of the Settlement Agreement, the B Group was deprived of the distributions related to the stock that they would have received on the Victory Shares under the Equitable Charge. In order to adequately protect the interests of the B Group, Berry executed a Declaration of Trust (the Victory Settlement Trust). In recognition of the obligations of Berry and Victory with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to Berry in its capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty (Maxwell B Group Payments). The Maxwell B Group Payments will continue until the death of the last surviving member of the B Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the B Group.

Under the Settlement Agreement, Berry agreed to guarantee that the B Group will receive the same distributions under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when Berry declares and pays dividends on its capital stock, it is obligated to calculate separately the applicable distribution (the Trust Payment). Berry will make payments from the Victory Settlement Trust to the surviving member of the B Group, which payments may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the B Group for the remainder of his life. Typically, the Maxwell B Group Payments have contributed to a portion or all of the Trust Payment. Pursuant to the Settlement Agreement, Berry paid $186,325 to the Victory Settlement Trust in 2005.

PROPOSAL NO. 2 — AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

The Board of Directors of the Company has adopted a resolution recommending to the shareholders the adoption of an amendment of the Restated Certificate of Incorporation of the Company to increase the authorized number of shares of Class A Common Stock, $.01 par value, from 50,000,000 to 100,000,000 and the authorized number of shares of Class B Stock, $.01 par value, from 1,500,000 to 3,000,000. To reflect the increase, Article Fourth (a) of the Company’s Restated Certificate of Incorporation would be amended to read in its entirety as follows:

Fourth: (a) The total number of shares of stock which the Corporation shall have authority to issue is one hundred five million shares, consisting of one hundred million shares of Class A Common Stock (“Class A Stock”) having par value of $.01 per share, three million shares of Class B Stock having par value of $.01 per share, and two million shares of Preferred Stock having a par value of $.01 per share. The Class A Stock and Class B Stock are sometimes collectively referred to herein as the “Capital Stock.”

If the proposed amendment is approved by the shareholders, the Company intends to file a complete restatement, incorporating the proposed amendment, of the Company’s Restated Certificate of Incorporation as soon as practicable following the Annual Meeting. The certificate authorizes the Board of Directors, without further shareholder action, to provide for the issuance from time to time of authorized but unissued shares of the Capital Stock of the Company and to determine and approve the consideration for which shares are to be issued and other terms of the offering.

Additionally, on March 1, 2006, the Board of Directors declared a contingent 2-for-1 stock split in the form of a stock dividend. If, and only if, the proposed amendment to the Company’s Restated Certificate of Incorporation, is approved by the shareholders at the Annual Meeting, and the number of shares of both the Class A Common Stock and Class B Stock authorized is thereby increased to 103,000,000, the additional shares will be distributed on June 2, 2006 to record holders of the Capital Stock as of the close of business on May 17, 2006. Pursuant to the Company’s Restated Certificate of Incorporation, any split of the Class A Common Stock, $.01 par value, must be accompanied by a proportionate split of the Class B Stock, $.01 par value. Therefore, only one resolution has been submitted to the shareholders authorizing the increase in the authorized number of shares of the Class A Common Stock, $.01 par value and the Class B Stock, $.01 par value.

As of March 20, 2006, 21,097,288 shares of Class A Common Stock and 898,892 shares of Class B Stock were outstanding. An additional 4,036,277 shares of Class A Common Stock are reserved for issuance under the Company’s Equity Plans and for issuance on conversion of the Class B Stock into Class A Common Stock and 250,000 shares are reserved for use under the Company’s Rights Agreement dated December 8, 1999. Shares of Class A Common Stock and Class B Stock are each entitled to one vote and 95% of one vote, respectively. Each share of Class B Stock is entitled to a $1.00 per share preference in the event of liquidation or dissolution. Further, each share of Class B Stock is convertible into one share of Class A Common Stock at the option of the holder. The Class A Common Stock and Class B Stock do not have preemptive rights.

In addition to enabling the contingent 2-for-1 stock split in the form of a stock dividend, the proposed additional shares will enhance the Company’s flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions of property and securities of other companies, financings, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of Class A Common Stock or Class B Stock may be warranted in connection with any of the foregoing purposes. The Board of Directors believes that it is beneficial to the Company to have the additional shares available for such purposes without delay or the necessity of a special meeting of shareholders. Other than the contingent 2-for-1 stock split and the obligations referred to above for which shares of Class A Common Stock have already been reserved, the Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment. If the proposed amendment is approved by the shareholders, the additional shares will be available for issuance from time to time without further action by the shareholders (unless required by the Company’s Certificate of Incorporation, applicable law, regulatory agencies or by the rules of any stock exchange on which the Company’s securities may then be listed) and without first offering those shares to the shareholders. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present shareholder’s interest in the Company.

This proposal is not made in response to any effort of which the Company is aware to accumulate its stock or to obtain control of the Company nor does the Company intend to use the additional shares of Capital Stock to oppose a hostile takeover attempt or to delay or prevent changes in control of Management. Under certain circumstances, however, such unissued shares could be used to create obstacles or to frustrate persons seeking to affect a takeover or otherwise gain control of the Company with a view to instituting a merger, sale of all or any part of the Company’s assets, or other similar transaction which may not be in the best interests of the shareholders. As of this date, the Company is unaware of any pending or threatened efforts to acquire control of the Company.

In considering this proposal, shareholders should review the information set forth in the Company’s Annual Report to shareholders for the fiscal year ended December 31, 2005 (the “Annual Report”) and the Company’s financial statements, related notes, supplemental information and the report of the independent registered public accounting firm thereon set forth in pages 42 through 67 of the Annual Report, all of which are incorporated herein by reference.

The adoption of this amendment will require the affirmative vote of a majority of the outstanding Class A Common Stock and Class B Stock entitled to vote, voting together as a single class. Provision is made on the form of proxy for shareholders to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting on, the adoption of this proposed amendment. The proxies solicited hereby will be voted to authorize such increase and to adopt such amendment to the Company’s Restated Certificate of Incorporation unless the shareholder specifies otherwise. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is counted as present for purposes of determining the presence or absence of a quorum and has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal. Pursuant to the rules of the New York Stock Exchange, brokers will have discretion to vote on this proposal presented at this meeting.

The reported last sale price of the Common Stock on the composite tape on March 20, 2006 was $67.49 per share. The book value of the Capital Stock at December 31, 2005 was $28.87 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK AND CLASS B STOCK.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders, expected to be held on May 17, 2007, must be received at the office of the Secretary of the Company by January 17, 2007, if such proposal is to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT

The Company’s 2005 Annual Report to Shareholders has been mailed to shareholders previously or is being mailed concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

On March 3, 2006, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission. This Report contains detailed information concerning the Company and its operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE EXHIBITS WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 5201 TRUXTUN AVENUE, SUITE 300, BAKERSFIELD, CA 93309.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain Officers, Directors and regular employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone, e-mail or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm is PricewaterhouseCoopers LLP (PwC). PwC or its predecessors have audited the Company’s books since 1991 and is expected to have a representative at the Annual Meeting who will have the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions. The Company anticipates that it will use PwC to audit the Company’s financial statements for the year ending December 31, 2006 but has not yet executed an engagement letter.

OTHER MATTERS

Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named on the Form of Proxy will vote on said matters in accordance with the recommendations of the Board of Directors.

The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors.

KENNETH A. OLSON
Corporate Secretary

April 10, 2006

The Board of Directors Recommends a Vote FOR the Proposals.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE
1.	ELECTION OF DIRECTORS
	FOR all nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY TO VOTE FOR all nominees listed below
☐	☐	2.	Approval of the Proposal to amend the Company's Restated Certificate of Incorporation increasing from 50,000,000 to 100,000,000 the number of authorized shares of Class A Common Stock, $.01 par value and increasing from 1,500,000 to 3,000,000 the number of authorized shares of Class B Stock, $.01 par value.	Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

	01 J. Bryant 02 R. Busch III 03 W. Bush	04 S. Cropper 05 J. Gaul 06 R. Heinemann	07 T. Jamieson 08 J. Keller 09 M. Young	FOR ☐	AGAINST ☐	ABSTAIN ☐	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
	(Instruction: To withhold authority to vote for any nominee, strike a line through that nominee's name in the list above).		3. The Proxies are authorized to vote upon such other business as may properly come before the meeting.				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature ________________________Signature_____________________________________ Date ______________, 2006
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a limited liability company, please sign in limited liability company name by authorized person.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bry Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

BERRY PETROLEUM COMPANY

Proxy for the Annual Meeting of Shareholders

The undersigned shareholder of Berry Petroleum Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Robert F. Heinemann and Kenneth A. Olson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 20, 2006 at the Annual Meeting of Shareholders to be held on Wednesday, May 17, 2006 or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲